[Letterhead of LBB & Associates Ltd., LLP]


December 15, 2008

Securities and Exchange Commission
100 F Street NE
Washington DC 20549

Re:  Advanced ID Corporation

We have read the statements that we understand Advanced ID Corporation included in Item 4.01 of the Form 8-K report it filed regarding the recent change of auditors. We agree with such statements made regarding our firm. We have no basis to agree or disagree with other statements made under Item 4.01.



/s/LBB & Associates Ltd., LLP
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LBB & Associates Ltd., LLP
Houston, Texas